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                              CERTIFICATE OF DESIGNATION
                                          OF
                        SERIES A-1 CONVERTIBLE PREFERRED STOCK
                                          OF
                                 INFORMIX CORPORATION

    The undersigned, Robert Finocchio, Jr. and Jean-Yves Dexmier, do hereby certify:

    1. That they are the duly elected and acting Chairman of the Board, President and Chief Executive Officer and the Chief Financial Officer, respectively, of Informix Corporation, a Delaware corporation (together with its successors the "Corporation").

    2. That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating the powers, designations, preferences and other rights of a newly authorized series of 440,000 shares of Preferred Stock designated as Series A-1 Convertible Preferred Stock as required by Section 151 of the Delaware General Corporation Law:

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a new series of Series A-1 Convertible Preferred Stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

Series A-1 Convertible Preferred Stock:

    SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A-1 Convertible Preferred Stock" ("Series A-1 Preferred Stock") and the number of shares constituting Series A-1 Preferred Stock shall be 440,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A-1 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A-1 Preferred Stock.

    SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

     (A) Subject to the provisions of paragraph (B) below, no dividends shall accrue or be payable in respect of the Series A-1 Preferred Stock.

     (B) Notwithstanding the limitation of paragraph (A) above, commencing upon the date of occurrence (a "Default Event Date") of a Default Event (as defined below), the holders of the Series

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A-1 Preferred Stock shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of stock of the Corporation ranking junior to the Series A-1 Preferred Stock, cumulative dividends ("Dividends") on each share of Series A-1 Preferred Stock in an amount equal to, on an annualized basis, $250.00 times fifteen percent (15%). Dividends shall accrue, whether or not earned or declared, on each share of Series A-1 Preferred Stock from the Default Event Date through the earlier to occur of (i) the date on which any Default Event shall have been resolved, and (ii) the redemption or conversion thereof in accordance with the terms hereof. Accrued Dividends on shares of Series A-1 Preferred Stock shall be payable on the last day of each calendar quarter (the "Dividend Payment Date") following a Default Event Date during which a Default Event shall have occurred, and shall be paid in cash to the holder of such shares within five (5) business days following the applicable Dividend Payment Date by delivering immediately available funds to such holder in accordance with such holder's wiring instructions. If, on any date, Dividends on any outstanding shares of Series A-1 Preferred Stock are payable and have not been paid with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set aside with respect to any shares of stock of the Corporation ranking junior to the Series A-1 Preferred Stock.

    (C) A Default Event as used in this Certificate of Designation shall mean: (i) the failure of a Registration Statement to be declared effective by the SEC before the 180th calendar day following and excluding the date of a Registration Request (all such capitalized terms as defined in that certain Subscription Agreement of the Corporation dated August 12, 1997, as amended by Amendment No.1 thereto dated as of November 17, 1997 (the "Subscription Agreement); or (ii) the failure to obtain the Required Consent (as defined below) within 90 calendar days of the 19.9% Limit (as defined below) becoming effective; or (iii) the failure of the Corporation to redeem in full any shares of outstanding Series A-1 Preferred Stock which are Objecting Shares (as defined below) on or before the date that is twenty (20) calendar days following completion of a Non-Qualifying Transaction (as defined below). A Default Event shall be deemed to have been resolved at such time as, in the case of clause (i), the Registration Statement shall be declared effective by the SEC, or, in the case of clause (ii), the Required Consent shall have been obtained, or, in the case of clause (iii), the date on which the Corporation (or any Surviving Entity, as defined below) shall redeem in full all shares of Series A-1 Preferred Stock (or Similar Stock, as defined below) which are Objecting Shares, and in all cases, all Dividends required under Section 2(B) above have been paid in full.

    SECTION 3.  VOTING RIGHTS.

    (A) Subject to the provisions of paragraph (B) below, except as required by applicable law or Section 12, the holders of shares of Series A-1 Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation and their consent shall not be required for taking any corporate action.

    (B) Notwithstanding the limitation set forth in paragraph (A) above, if the Corporation shall be required to pay Dividends in accordance with Section 2 above and fails to make timely payment in full of all Dividends so required to be paid, then the holders of shares of Series A-1 Preferred Stock

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shall be entitled, voting as a separate class, to immediately elect and appoint to the Board of Directors of the Corporation, and the Corporation shall otherwise take appropriate action as necessary to permit the inclusion on the Board of, a number of persons (not to be less than a minimum of one designee) designated by the holders of the Series A-1 Preferred Stock such that, following such election, such designees represent a percentage of the total members of the Board of Directors (assuming no vacancies) that most nearly approximates the percentage of the total number of then outstanding shares of Series A-1 Preferred Stock (calculated on an as-if-converted to Common Stock (as defined below) basis plus the total number of then outstanding shares of Common Stock into which shares of Series A-1 Preferred Stock have been converted, to the total outstanding shares of the voting capital stock of the Corporation (also calculated on an as-if-converted to Common Stock basis).

    SECTION 4.  CONVERSION.

    (A) Subject to Section 4(C) and Section 4(D), a holder of shares of Series A-1 Preferred Stock may, at any time after the date of issuance of such shares and on or prior to the fifth calendar day prior to such date, if any, as may have been fixed for the redemption thereof in any permitted call for redemption pursuant to Section 11 below, by delivering to the Corporation written notice ("Conversion Notice"), convert one or more shares of Series A-1 Preferred Stock into the number of shares of the Corporation's common stock (the "Common Stock") equal to (i) $250.00 divided by (ii) the Conversion Price (as defined in Section 4(E)). The Conversion Notice shall specify the number of shares of Series A-1 Preferred Stock to be converted, the applicable Conversion Price, the number of shares of Common Stock issuable on conversion (which shall not be less than 8,000 shares of Series A-1 Preferred Stock, except if all shares of Series A-1 Preferred Stock then outstanding are being converted to Common Stock). From and after the date on which the Corporation received a Conversion Notice from a holder of a share of Series A-1 Preferred Stock (or if such date is not a business day in the State of California, the next succeeding business day) (the "Conversion Date"), such share shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such share of Series A-1 Preferred Stock was converted; provided, however, that in the event of a notice of redemption of any shares of Series A-1 Preferred Stock pursuant to Section 11 hereof, the right of the holder to convert the Series A-1 Preferred Stock shall terminate as to the number of shares designated for redemption at the close of business on the fifth calendar day preceding the redemption date, unless default is made in payment of the redemption price, in which event such right of the holder to convert any rights of the holder under Sections 2 and 3 hereof shall continue until such payment. The Corporation shall deliver to such holder an uncertificated security evidencing such shares of Common Stock through book-entry transfer within three business days following the Conversion Date or, at the written request of the holder as specified in the Conversion Notice, a physical stock certificate evidencing such shares within ten business days following the Conversion Date (such date of delivery referred to as the "Issue Date"). For purposes of the preceding sentence, the first business day following the Conversion Date shall count as the first business day for delivery of evidence of such shares of Common Stock. The Conversion Notice may be delivered via facsimile transmission to Informix Corporation, attention: Chief Financial Officer, telecopy no. (650) 926-6564.

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    On the Issue Date, the Corporation shall issue and cause to be delivered
(against delivery of the certificate representing the Series A-1 Preferred Stock (the "Preferred Certificate")) to the registered holder thereof at such address as such holder shall specify in the Conversion Notice a certificate or certificates (including uncertificated securities) for the number of full shares of Common Stock issuable upon the conversion, registered in such holder's name, together with cash (if any) as provided in Section 6. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of such Conversion Date. If on such Issue Date the number of shares of Series A-1 Preferred Stock to be delivered shall be less than the total number of shares represented by the Preferred Certificate, there shall be issued to the holder thereof or his assignee on such Issue Date a new Preferred Certificate evidencing the remaining Series A-1 Preferred Stock.

    (B) Subject to Section 4(C) and Section 4(D), each share of Series A-1 Preferred Stock shall automatically convert into Common Stock in accordance with the terms hereof but without the delivery of a Conversion Notice on the date that is 547 days excluding and following the date of issuance of such share (or if such date is not a business day in the State of California, the next succeeding business day) (the "Automatic Conversion Date"); provided, however, that the Automatic Conversion Date shall be extended as provided in the following circumstances: (I) if a Default Event identified in clauses (i) or
(ii) of Section 2(C) above shall have occurred and continues at the time that such share of Series A-1 Preferred Stock would otherwise automatically convert into Common Stock, then no such automatic conversion shall occur and the Automatic Conversion Date shall be delayed for a period equal to 365 calendar days following and excluding the date on which the Default Event shall have been resolved pursuant to Section 2(C) hereof; (II) if a Default Event identifed in clause (iii) of Section 2(C) above shall have occurred and continues at the time that such share of Series A-1 Preferred Stock (or Similar Stock) would otherwise automatically convert into Common Stock, then no such automatic conversion shall occur and the Automatic Conversion Date shall be delayed for a period equal to the number of days required for the resolution of such Default Event; (III) if a Registration Request is made within 360 calendar days of the Automatic Conversion Date for such share of Series A-1 Preferred Stock, then such date shall be extended (even if no Default Event identified in clause (i) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 180 days from the effective date of the requested Registration Statement; and (IV) if a Required Consent has not been obtained within 180 calendar days of the Automatic Conversion Date for such share of Series A-1 Preferred Stock, then such date shall be extended (even if no Default Event identified in clause (ii) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 90 days from the date that the Required Consent is obtained. From and after the Automatic Conversion Date, such shares of Series A-1 Preferred Stock shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock were converted. The Corporation shall deliver to such holder a stock certificate evidencing such shares of Common Stock within ten business days following the Automatic Conversion Date. For the purpose of determining the applicable Conversion Price under Section 4(E), the Automatic Conversion Date shall be deemed the Conversion Date.

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    (C)  If, either at the time that the Corporation received a Conversion
Notice or on the Automatic Conversion Date, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (a) previously issued pursuant to the conversion of shares of Series A-1 Preferred Stock and
(b) issuable upon conversion of all remaining outstanding shares of Series A-1 Preferred Stock (determining such number as if such Series A-1 Preferred Stock were converted as of the Conversion Date relating to such Conversion Notice), including Series A-1 Preferred Stock issuable (i) upon exercise by the Corporation of its right to require Fletcher International Limited to purchase additional shares of Series A-1 Preferred and (ii) upon exercise by Fletcher of its right to require the Company to issue and sell to Fletcher additional shares of Series A-1 Preferred, in each case in accordance with the terms of the Subscription Agreement, would exceed the number of shares equal to 19.9% of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination, or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on August 12, 1997 (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements or rules of the Nasdaq National Market (or such stock exchange or other interdealer quotation system on which the Common Stock is then listed or quoted), then the number of shares of Series A-1 Preferred Stock identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted unless and until the stockholder approval referred to in Section 5 (the "Required Consent") is obtained or is no longer required. The Excess Preferred Shares will be allocated among the holders delivering Subject Conversion Notices on a PRO RATA basis based on the relative number of shares of Series A-1 Preferred Stock identified in each such Subject Conversion Notice. Any Excess Preferred Shares shall not be converted into shares of Common Stock until the later of the date on which the Required Consent is obtained and the Corporation received a subsequent Conversion Notice with respect thereto.

    (D) Shares of Series A-1 Preferred Stock shall be convertible only into the Maximum Number of shares of Common Stock. The "Maximum Number" is equal to the sum of 13,674,500 plus the Convertible Number. The "Convertible Number" is initially zero and thereafter may be increased upon expiration of a 65 day period (the "Notice Period") after the holder delivers a notice (a"65 Day Notice") to the Issuer designating an aggregate number of shares of Common Stock in excess of 13,674,500 which will become convertible. A 65 Day Notice may be given at any time. If the initial 65 Day Notice does not designate all of the shares of Common Stock then issuable upon conversion to such holder under the Series A-1 Preferred Stock, additional shares of the Series A-1 Preferred Stock will become convertible for some or all of the remaining shares of Common Stock upon delivery of one or more 65 Day Notices increasing the Convertible Number after a further Notice Period. From time to time following the Notice Period, shares of the Series A-1 Preferred Stock may be converted on any Business Day for any quantity of shares of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

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    (E)  "Conversion Price" means 101% of the average of the daily volume-weighted per share average prices as reported by Bloomberg, L.P. (or otherwise as agreed mutually between the Corporation and the holder of record of Series A-1 Preferred Stock delivering a Conversion Notice) of the Common Stock on the Nasdaq National Market (or such other national securities exchange which the Common Stock is then listed) during the 30 Trading Days (as defined below) ending and excluding five Trading Days before and excluding the Conversion Date (the "Pricing Period"); provided, however, that in no event shall the Conversion Price be greater than 105% of the average of the daily volume-weighted per share average prices as reported by Bloomberg, L.P. (or otherwise as agreed mutually between the Corporation and the holder of record of Series A-1 Preferred Stock delivering a Conversion Notice) of the Common Stock on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then listed) during the first five Trading Days of the Pricing Period; and provided further, that in no event shall the Conversion Price be greater than $12.00 per share (the "Conversion Ceiling Price"). The term "Trading Day" shall mean any trading day on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then principally listed).

    SECTION 5. STOCKHOLDER APPROVAL. In the event there are Excess Preferred Shares as described in Section 4(C), the Corporation shall promptly take all actions reasonably necessary to obtain the required consent, including causing its Board of Directors to call a special meeting of stockholders and recommend such approval.

    SECTION 6. FRACTIONAL SHARES. Fractional shares of Common Stock shall not be issued upon conversion of shares of Series A-1 Preferred Stock. In lieu of issuance of a fractional share, the Corporation shall pay to the holder of the share of Series A-1 Preferred Stock being converted a cash amount equal to such fraction multiplied by the Conversion Price.

    SECTION 7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock.

    SECTION 8. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series A-1 Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A-1 Preferred Stock shall be entitled to receive $250.00 per share plus the amount of any accrued and unpaid Dividends (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A-1 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A-1 Preferred Stock, if any, then such assets, or the proceeds thereof, shall be distributed among the

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holders of shares of Series A-1 Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series A-1 Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

    SECTION 9. CONSOLIDATION, MERGER, ETC. In case the Corporation shall be a party to any transaction providing for (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary or (ii) a sale of all or substantially all of the assets of the Corporation or
(iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred to a single entity or group acting in concert (each of the foregoing being referred to as a "Transaction"), each share of Series A-1 Preferred Stock which is not converted by the holder into the right to receive Common Stock of the Corporation prior to such Transaction shall thereafter be exchangeable at the election of the holder of the Series A-1 Preferred Stock for an equal number of shares of preferred stock of the Surviving Entity (the "Similar Stock"), which preferred stock shall have terms substantially identical to the terms provided in this Certificate of Designation, including without limitation, rights specified in Sections 2 and 3 hereof and be convertible, at the holder's option, into shares of any class of publicly traded common stock of the Surviving Entity. For purposes hereof, "Surviving Entity" shall mean an acquiror, purchaser or transferee contemplated by clauses (i), (ii) and (iii), respectively, of the immediately preceding sentence. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 9 and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A-1 Preferred Stock which will contain provisions ensuring the benefits contemplated by this Section 9 to the holders of the Series A-1 Preferred Stock which remains outstanding after such Transaction. The provisions of this Section 9 shall apply similarly to successive Transactions.

    SECTION 10. STOCK DIVIDENDS, STOCK SPLITS, ETC. In case the Corporation shall after the date of first issuance of shares of Series A-1 Preferred Stock (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, which becomes effective on a Trading Day which is included in the calculation of the Conversion Price, then the average of the daily volume-weighted per share average prices of the Common Stock for the period from the first Trading Day included in the calculation of the Conversion Price to (but not including) the effective date of such event (the "Adjustable Average Price") and the Conversion Ceiling Price will be proportionately adjusted to reflect such event in calculating the Conversion Price. If the event in question causes an increase in the total number of outstanding Common Stock, then the Adjustable Average Price and the Conversion Ceiling Price will be proportionately decreased. If the event in question causes a decrease in the total number of outstanding Common Stock, then the Adjustable Average Price and the Conversion Ceiling Price will be proportionately increased. In case the Corporation shall after the date of the first issuance of the Series A-1 Preferred Stock issue any shares of capital stock by reclassification of its Common Stock (excluding any transaction as to which Section 9 applies), each share of Series A-1 Preferred Stock

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shall thereafter be convertible into the kind and in the proportion of shares of stock and other securities and property ("Reclassification Consideration") receivable by a holder of one share of Common Stock immediately prior to the record date or effective date of such reclassification, as appropriate, and the Conversion Price in such circumstances shall be determined based upon weighted prices of the Reclassification Consideration. In the event the market price of any portion of the Reclassification Consideration cannot be determined in a manner reasonably consistent with Section 4(E), the market value of such portion of the Reclassification Consideration shall be determined in good faith by the Corporation's Board of Directors. In addition, the Conversion Price and the Conversion Ceiling Price following such a reclassification shall be adjusted as appropriate in a manner consistent with the first three sentences of this Section 10. Adjustments made pursuant to this Section 10 shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the record date in the case of subdivision, combination or reclassification.

    SECTION 11.  REDEMPTION.

    (A) Following a Transaction as a result of which the Series A-1 Preferred Stock would be convertible into (I) a class of common stock with (x) an aggregate market capitalization of less than $1.3 billion or (y) an average weekly traded value as reported by Bloomberg, L.P. over the preceding six months of less than $285 million, or (II) consideration other than shares of publicly traded common stock of the Surviving Entity (other than cash in lieu of fractional amounts or in connection with the exercise of statutory appraisal rights) (either (I) or (II), a "Non-Qualifying Transaction"), and provided that the Corporation shall have legally available funds therefor, the Corporation shall have the right, at the election of its Board of Directors upon satisfaction of the terms and conditions stated herein, to redeem any or all Objecting Shares (as defined below).

    (B) Upon the occurrence of a public announcement with respect to a Transaction, at least forty-five (45) calendar days prior to the completion of the Transaction, the Company shall provide written notice thereof (a "Transaction Notice") to the holders of the Series A-1 Preferred Stock, stating the expected completion date of the Transaction and whether such Transaction will be a Non-Qualifying Transaction. In the event such notice provides that the Transaction is not a Non-Qualifying Transaction, then the holders shall be bound by the provisions of this Certificate and the Corporation shall have no right of redemption herein. In the event the Transaction is a Non-Qualifying Transaction and if the redemption right is exercised, then the Transaction Notice or other notice concerning redemption shall be sent in accordance with and include the information set forth in paragraph (C) below. Not later than ten (10) calendar days prior to the announced completion date of the Non-Qualifying Transaction, each holder of the Series A-1 Preferred Stock shall respond in writing to the Corporation indicating whether the holder objects to the Non-Qualifying Transaction. Any shares of Series A-1 Preferred Stock (and any shares of Similar Stock into which such shares are converted in a Non-Qualifying Transaction) as to which the holder thereof has provided a timely objection in accordance with the preceding sentence shall be referred to as "Objecting Shares" for purposes of this Section 11.

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    (C)  The redemption price for each share of Series A-1 Preferred Stock shall be equal to the Liquidation Preference, and may be paid only out of funds legally available therefor. Redemption of less than all of the then outstanding shares of Series A-1 Preferred Stock shall be pro rata among the holders of the Series A-1 Preferred Stock (as to the number of shares of Series A-1 Preferred Stock held on the date of the notice of redemption). Less than all of the Series A-1 Preferred Stock permitted to be redeemed hereunder may not be redeemed until all Dividends, if any, accrued and unpaid on Series A-1 Preferred outstanding shall have been paid. At least twenty (20) calendar days' previous notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A-1 Preferred Stock for any permitted redemption, such notice to be addressed to each holder at the address shown in the Corporation's records and which shall specify the date of redemption, the number of shares of the holder to be redeemed and the date at which the conversion rights provided hereunder terminate. On or after the date of redemption as specified in such notice, each holder shall surrender such holder's certificate for the number of shares of Series A-1 Preferred Stock to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares of Series A-1 Preferred Stock which have been converted pursuant to the provisions of Section 4 above between the date of the notice and the date on which conversion rights terminate) to the Corporation at the place specified in the notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been paid in immediately available funds in an account specified by the Holder, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender. At least ten (10) days prior to the date of redemption, the Corporation shall deposit the redemption price of all shares of Series A-1 Preferred Stock designated for redemption in said notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares of Series A-1 Preferred Stock designated for redemption and not yet redeemed.

    SECTION 12. AMENDMENT. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A-1 Preferred Stock outstanding, voting separately as a series, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Preferred Stock.

    SECTION 13. REACQUIRED SHARES. Any shares of Series A-1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred stock of the Corporation or any similar stock or as otherwise required by applicable law.

    SECTION 14.  RANK.

    (A) With respect to liquidation preferences and payment of dividends, the Series A-1 Preferred Stock shall rank senior to all other existing capital stock of the Corporation and shall rank senior to all series of any class of the Corporation's capital stock issued after the date of the filing of this Certificate of Designation.

    (B) So long as any shares of the Series A-1 Preferred Stock are outstanding, no Common Stock nor any other such stock of the Corporation ranking junior to the Series A-1 Preferred Stock will be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A-1 Preferred Stock and except pursuant to restricted stock purchase or similar agreements providing for the Company's repurchase of shares of Common Stock at their original cost in connection with termination of employment) unless, in each case the Corporation offers to redeem all outstanding shares of the Series A-1 Preferred Stock on substantially the same terms (provided that the redemption price per share shall not be less than the Liquidation Preference).

    IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the Chairman of the Board, President and Chief Executive Officer of the Corporation and attested by its Chief Financial Officer this 17th day of November, 1997.



                                  /S/ ROBERT FINOCCHIO, JR.
                                  ---------------------------------
                                  Robert Finocchio, Jr.
                                  Chairman of the Board, President and
                                  Chief Executive Officer



Attest:


/S/ JEAN-YVES DEXMIER
--------------------------------
Jean-Yves Dexmier
Chief Financial Officer